UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 1, 2017

CALEMINDER INC.

(Exact name of registrant as specified in charter)

Delaware	000-55379	47-0993705
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

10161 Park Run Drive, Suite 150, Las Vegas, Nevada	89145
(Address of Principal Executive Offices)	(zip code)

(702) 805-2700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01 Changes in Control of Registrant.

On May 1, 2017, Shira Halperin, the holder of 7,500,000 shares (the “Restricted Shares”) of common stock (“Common Stock”) of Caleminder Inc. (the “Company”), representing 75% of the Company’s outstanding shares of Common Stock, sold all of such shares to certain third parties, including (i) Pure Harvest Cannabis Producers Inc., a Nevada corporation (“Pure Harvest”), which purchased 5,486,041 of the Restricted Shares, and (ii) David Lamadrid, the sole shareholder and officer of Pure Harvest, who purchased 428,572 of the Restricted Shares. The aggregate purchase price for the Restricted Shares was $247,612.50 (approximately $0.033 per Restricted Share).

Concurrently with the closing of the sale of the Restricted Shares, holders of an aggregate of 2,495,000 shares (the “Unrestricted Shares”) of Common Stock sold such shares to certain third parties, including Pure Harvest, which purchased 656,816 of the Unrestricted Shares. The purchase price for the Unrestricted Shares was $0.022 per Unrestricted Share.

Pursuant to the Securities Purchase Agreement between Shira Halperin and Pure Harvest under which the Restricted Shares were sold (i) David Lamadrid was appointed as a director, and as the Chief Executive Officer and President, of the Company, and (ii) Shira Halperin resigned as an officer of the Company and agreed to resign as director of the Company upon request by Pure Harvest.

As a result of the forgoing transactions, a change in control of the Company has occurred, pursuant to which (i) Pure Harvest is the direct holder of 6,142,857 shares of Common Stock, representing 61.4% of the Company’s outstanding shares of Common Stock, (ii) David Lamadrid is the beneficial holder of 6,571,429 shares of Common Stock, representing 65.7% of the Company’s outstanding shares of Common Stock, and (iii) David Lamadrid is the Company’s Chief Executive Officer and President.

Pursuant to agreements entered into by Pure Harvest with certain purchasers of the Unrestricted Shares (i) such purchasers funded the purchase price for the payment by Pure Harvest of the 6,142,857 shares of Common Stock purchased by Pure Harvest, and (ii) Pure Harvest agreed to submit all of such shares to the Company for cancellation. The shares of Common Stock purchased directly by David Lamadrid were paid for out of his personal funds.

The Company is a development stage company that has not generated any revenues to date. Its sole operations since inception has been limited to the development of an online calendar-based greeting and reminder service. In connection with the change in control described above, the Company intends to become a vertically integrated producer and distributor of medical-grade cannabis products. However, there can be no assurance that the Company will be successful in executing its business plan.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described above, on May 1, 2017, Shira Halperin resigned from all of her positions as an officer of the Company, and David Lamadrid was appointed as a Director of the Company and as its Chief Executive Officer and President.

David Lamadrid, 46, founder of Pure Harvest, has more than 15 years of executive management experience in medical device technology and equipment rental companies. From 2012 to 2016, Mr. Lamadrid served as the Chief Financial Officer of ARRI Rental. Mr. Lamadrid was also a member of its U.S. Senior Executive Management Team with responsibility for all aspects of business leadership including executive management, strategy, and operations. Prior to that, from 2002 to 2012, Mr. Lamadrid was the Chief Financial Officer of CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy company specializing in blood purification. During his tenure with CytoSorbents, Mr. Lamadrid was a key member of the management team that built operations from its early start-up phase through the commercialization of its medical device platform. This included the buildout of its manufacturing and R&D facility, clinical studies in the United States and European Union, and gaining regulatory approval to sell its flagship product in the EU. Mr. Lamadrid helped raise over $60 million for CytoSorbents and was instrumental in bringing the company public through a merger transaction in 2006. Mr. Lamadrid earned a Bachelor of Science degree from St. John’s University, and a Master of Business Administration in Management and Finance from the New York University Stern School of Business.

The Company and Mr. Lamadrid are not currently a party to any employment agreement but are expected to enter into such an agreement in the near term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Caleminder, Inc.

Date: May 5, 2017

By:	/s/ David Lamadrid
David Lamadrid
Chief Executive Officer